Exhibit 99.1

PRESS RELEASE

Ormat Technologies Contact:	Investor Relations Agency Contact:
Smadar Lavi	Rob Fink/Brett Maas
Investor Relations	Hayden - IR
775-356-9029 (ext. 65726)	646-415-8972/646-536-7331
slavi@ormat.com	rob@haydenir.com / brett@haydenir.com

Ormat Technologies Inc. Concludes Auction to Price $204 Million Aggregate Principal Amount of Senior Unsecured Bonds in Proposed Regulation S Offering

Reno, Nevada, September 11, 2016 -- Ormat Technologies, Inc. (NYSE: ORA) is pleased to announce that it has concluded an auction tender and accepted subscriptions for US$204 million aggregate principal amount of two tranches (Series 2 approximately $ 67 million and Series 3 approximately 137 million) of senior unsecured bonds (the "Series 2 Bonds", the "Series 3 Bonds" and, collectively, the "Bonds"). . Ormat will issue the Bonds in an unregistered offering outside the United States to investors who are not "U.S. persons", as such term is defined in Regulation S under the Securities Act of 1933, as amended (the "Securities Act"), and otherwise subject to the requirements of Regulation S.

The Series 2 Bonds will mature in September 2020 and bear interest at a fixed rate of 3.7% per annum, payable semi-annually. The Series 3 Bonds will mature in September 2022 and bear interest at a fixed rate of 4.45% per annum, payable semi-annually. The Bonds will be repaid at maturity in a single bullet payment, unless earlier prepaid by Ormat pursuant to the terms and conditions of the trust instrument that will govern the Bonds. Both tranches received a rating of ilA+ from Maloot S&P in Israel with a stable outlook.

Ormat intends to use the proceeds from the offering and sale of the Bonds to prepay existing indebtedness, including prepayment fees of approximately $5 million. Ormat expects its annual interest expense to decrease as a result of this refinancing.

The Bonds will be listed on the TACT-Institutional System maintained by The Tel Aviv Stock Exchange Ltd. The Bonds will not be resold in the United States or to any "U.S. person" absent registration under the Securities Act or the availability of an applicable exemption from the registration requirements under the Securities Act.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Bonds, nor shall there be any offering or sale of Bonds in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Ormat Technologies

With over five decades of experience, Ormat Technologies, Inc. is a leading geothermal company and the only vertically integrated company engaged in geothermal and recovered energy generation (REG), with the objective of becoming a leading global provider of renewable energy. The company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter - a power generation unit that converts low-, medium- and high-temperature heat into electricity. With 72 U.S. patents, Ormat’s power solutions have been refined and perfected under the most grueling environmental conditions. Ormat has 450 employees in the U.S. and over 600 employees overseas. Ormat’s flexible, modular solutions for geothermal power and REG are ideal for the vast range of resource characteristics. The company has engineered, manufactured and constructed power plants, which it currently owns or has installed for utilities and developers worldwide, totaling over 2,000 MW of gross capacity. Ormat’s current 707 MW generating portfolio is spread globally across the U.S., Guatemala, Guadeloupe and Kenya.

Ormat’s Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat's plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected, including Ormat’s expectation that its annual interest expense will decrease, as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see "Risk Factors" as described in Ormat Technologies, Inc.'s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2016.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.